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For Immediate Release

GILEAD SIGNS AGREEMENT WITH EFI TO ACQUIRE BUILDING AND ASSOCIATED LAND BORDERING
GILEAD’S FOSTER CITY CAMPUS

- Deal Will Expand Capacity at Gilead’s Headquarters -

Foster City, CA, October 23, 2008 – Gilead Sciences, Inc. (Nasdaq: GILD) today announced that the company has entered into an agreement to purchase from Electronics For Imaging, Inc. (Nasdaq: EFII) a building located at 301 Velocity Way and adjacent land in Foster City, California for $137.5 million. The transaction is anticipated to close in January 2009.

The agreement covers the existing 301 Velocity Way building of approximately 163,000 square feet and approximately 30 acres designed to accommodate up to an additional 542,000 square feet of office space. Gilead has until December 12, 2008 to complete its due diligence review of the property. Gilead may terminate the purchase agreement with EFI at any time on or before this date. The 301 Velocity Way building and associated land border Gilead’s Foster City campus, the company’s headquarters since 1988.

“The Bay Area has long served as a center of excellence for the biotechnology and biopharmaceutical industry, and we remain committed to maintaining our presence in Foster City,” said John F. Milligan, PhD, President and Chief Operating Officer for Gilead. “We believe this is an efficient means for expanding our Foster City campus to create flexibility and to accommodate planned long-term growth, as we seek to develop and deliver to patients more novel therapies that address significant unmet medical needs.”

About EFI
EFI is the world leader in customer-focused digital printing innovation. EFI’s award-winning solutions, integrated from creation to print, deliver increased performance, cost savings and productivity. The company’s robust product portfolio includes Fiery® digital color print servers; VUTEk® superwide digital inkjet printers, UV and solvent inks; Jetrion® industrial inkjet printing systems; print production workflow and management information software; and corporate printing solutions. EFI maintains 26 offices worldwide.

About Gilead Sciences
Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors, including the risks that: (i) Gilead may terminate the agreement on or prior to December 12, 2008 and (ii) even if Gilead does not terminate the agreement by such date, the conditions to close escrow may not be met and Gilead may not acquire the EFI facility. These risks, uncertainties and other factors could cause actual results to differ materially from those referred to in the forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. These and other risks are described in detail in Gilead’s Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the second quarter of 2008, as filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update any such forward-looking statements.

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For more information on Gilead, please call the Gilead Public Affairs Department at 1-800-GILEAD-5
(1-800-445-3235) or visit www.gilead.com.